                                                                    EXHIBIT 3(a)


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                         FIRST UNITED BANCSHARES, INC.

         FIRST.  The name of the corporation is FIRST UNITED BANCSHARES, INC.

         SECOND. The period of its duration is perpetual.

         THIRD. The purpose or purposes for which the corporation is organized are:

         (a) To engage in all business activities allowable for a bank holding company and to own and manage banks and other businesses in the area of financial services.

         (b) To acquire and own property, both real and personal, including common stock or other beneficial interest in corporations, associations, trusts and other forms of businesses whether incorporated or unincorporated, and to provide services to or for such businesses, and to engage in businesses related to any such businesses, and to do any and all lawful acts necessary, convenient, advisable or desirable which may be incidental or pertinent to such businesses.

         (c)     To engage in any business not prohibited by law.

         FOURTH. The total number of shares of authorized capital stock which the corporation shall have the authority to issue shall be as follows:

                    SHARES                  CLASS           PAR VALUE PER SHARE
                 -----------               -------          -------------------
                 24,000,000                Common                    $1.00
                    500,000                Preferred                 $1.00

The board of directors may determine, in whole or in part, the preferences, limitations, and relative rights of any class of stock, or one (1) or more series within a class, before the issuance of such class or series, respectively, and may amend The Articles of Incorporation to set forth such preferences, limitations, and relative rights without shareholder's approval or action.

         FIFTH. Shareholders shall have no pre-emptive right to acquire additional or treasury shares of the corporation.

         SIXTH. All shareholders are entitled to cumulate their votes for the election of directors.

         SEVENTH. Except upon the approval of two-thirds (2/3) of all shares issued and outstanding that are entitled to vote at a duly called shareholders meeting, the corporation shall not:

         (i) effect any transaction pursuant to which a purchaser would acquire control of the corporation, whether by merger, consolidation, purchase of stock or otherwise,

         (ii) effect a merger or share exchange with another entity pursuant to which the corporation would issue shares of common stock in an amount greater than twenty percent (20%) of the number of shares of common stock issued and outstanding immediately prior to consummation of the transaction,

         (iii) effect a merger or share exchange with another entity pursuant to which the corporation would issue shares of common stock in an amount that would cause the total number of shares issued during any consecutive twelve month period in connection with such transactions to exceed
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                 twenty percent (20%) of the number of shares of common stock issued and outstanding immediately prior to consummation of the transaction,

         (iv) sell, exchange, lease or otherwise dispose of all or substantially all of the corporation's assets and property other than in the usual and regular course of business of the corporation,

         (v)     effect a dissolution or liquidation of the corporation, or

         (vi)    amend these Articles of Incorporation.

         EIGHTH. The internal affairs of the corporation shall be regulated in accordance with the By-Laws duly adopted in accordance with the laws of the State of Arkansas.

         NINTH. The address of the registered office of the corporation is First National Bank Building, Main at Washington Streets, El Dorado, Arkansas 71730. The name of its registered agent at such address is Robert G. Dudley.

         TENTH. The number of directors that constitutes the Board of Directors of the corporation shall not exceed twenty-five (25). The number of directors shall be determined by the stockholders at each annual meeting or may be determined at any special meeting. The Board of Directors may increase or decrease by thirty percent (30%) or less the number of directors last fixed by the stockholders, provided that the number of directors shall not be less than three (3) nor more than twenty-five (25). The Board of Directors may fill a vacancy created by the Board of Directors under this Article Tenth.

         ELEVENTH. To the fullest extent permitted by the Arkansas Business Corporation Act, as it now exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

         TWELFTH. The corporation may indemnify any person who was, or is, a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding to the fullest extent permitted by the Arkansas Business Corporation Act as it now exists or may hereafter be amended.

         THIRTEENTH. The corporation elects to be governed by the provisions of the Arkansas Business Corporation Act of 1987 as it now exists or may hereafter be amended from time to time.

         FOURTEENTH.  The name and address of the incorporator is:

                                  Robert G. Dudley
                                  Main at Washington Streets
                                  El Dorado, Arkansas  71730




                                        /s/ James V. Kelley
                                        ----------------------------
                                        James V. Kelley, President

ATTEST:


  /s/ Robert G. Dudley
----------------------------
Robert G. Dudley, Secretary